Exhibit 10.12
AMENDED AND RESTATED RETENTION AGREEMENT

THIS AMENDED AND RESTATED RETENTION AGREEMENT made as of the 15th day of September, 2019

B E T W E E N:

SPHERE 3D CORP., a corporation existing pursuant to the laws of the Province of Ontario

(herein called the "Corporation")

OF THE FIRST PART
and

JOSEPH O’DANIEL, residing in

(herein called the "Executive")

OF THE SECOND PART
WHEREAS the Corporation and Executive entered into a Retention Agreement on August 15, 2019 which shall be cancelled and replaced by this Amended and Restated Retention Agreement (the “Agreement”).

WHEREAS the Executive currently serves as President – Virtualization & Professional Services of the Corporation (the "Position");

AND WHEREAS in accordance with an employment letter dated January 25, 2017, the Corporation agreed to provide the Executive with a retention bonus in the amount of US$700,442 of which US$533,802 is unpaid (the “Outstanding Retention Payment”);

AND WHEREAS the Corporation does not have sufficient financial resources to pay the Outstanding Retention Payment to the Executive. Accordingly, the Executive is prepared to waive his entitlement to receive the Outstanding Retention Payment and restructure such payment entitlement on the terms set forth in this Agreement;

AND WHEREAS the Corporation considers the continuance of a sound and vital management team of the Corporation to be essential to protecting and enhancing the best interest of the Corporation and its shareholders and wishes to enter into this Agreement to encourage the Executive to continue to perform all of his responsibilities in a diligent manner;

    IN CONSIDERATION of the mutual covenants set out herein, the parties agree as follows:

1.	Waiver of Outstanding Retention Payment

The Executive hereby agrees to waive his entitlement to receive the Outstanding Retention Payment and to restructure such payment entitlement on the terms set forth in this Agreement.

2.	Ongoing Services

The Executive shall devote sufficient time and attention towards the interests of the Corporation in connection with holding the Position. Without limiting the generality of the foregoing, the Executive shall continue to perform all of his responsibilities related to the Position in a diligent, faithful and professional manner. Executive's resignation as the President of the Corporation or from any other office for which he receives no compensation, or the Corporation's removal or termination of Executive from any such position, shall have no effect on this Agreement or the parties' obligations hereunder.

3.    Payment Upon a Change of Control

In the event of a Change of Control and provided no payment has been made under Section 4, and provided that the Executive is employed by the Corporation immediately prior to such Change of Control, then the Executive shall be entitled, in his sole discretion, to receive the Outstanding Retention Payment by providing written notice to the Corporation of his election to receive such payment at any time within 30 days of such event. The Corporation covenants and agrees to use its commercially reasonable efforts to provide the Executive with written notice of a Change of Control.

For the purposes of this Agreement, a "Change of Control" means:

(a)    any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty (50%) percent or more of (i) the outstanding shares of common stock of the Corporation, or (ii) the combined voting power of the Corporation’s outstanding securities;

(b)    the Corporation is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Corporation outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

(c)    the sale or disposition of all or substantially all of the Corporation’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Corporation).

4.    Accelerated Payment

If, prior to a Change of Control, Executive (a) becomes unable to provide services to the Corporation, either due to prolonged sickness, permanent disability or death, or (b) the Corporation terminates the Executive without Cause (as defined below), or the Executive resigns his employment for Good Reason (as defined below), then the Executive shall be entitled to receive the Outstanding Retention Payment.

For purposes of this Agreement, "Good Reason" shall mean:

a)	any act, set of facts or omissions with respect to the Executive that would, as a matter of applicable law, constitute a constructive termination of the Executive;

b)	a change in the Executive’s position with the Corporation which results in a material diminution of the Executive’s authority, duties, or responsibilities;

c)
a reduction by the Corporation in the annual rate of the Executive’s base salary or, if applicable, target bonus opportunity, and in the event of a Change of Control (as defined below), as compared to Executive’s base salary and target bonus opportunity in effect immediately prior to the public announcement of the Change of Control;

d)
the failure of the Corporation (i) to continue to provide the Executive an opportunity to participate in any benefit or compensation plans provided to employees who hold positions with the Corporation comparable to the Executive’s position, (ii) to provide the Executive all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who hold a position with the Corporation comparable to the Executive’s position, where in the event of a Change of Control, such comparison shall be made relative to the time immediately prior to the public announcement of such Change of Control); or (iii) continue to provide director’s and officers’ insurance;

e)	a change in the location of Executive's principal office to a different place that is more than twenty-five miles from the Executive's principal office immediately prior to such change;

f)	a restriction or prohibition on Executive’s participation in outside activities that have historically been permitted, such as third-party board, committee, panel, or association membership; or

g)
the Corporation's material breach of this Agreement, including, in the event of a Change of Control, failure of the Corporation to obtain the consent of a successor to perform all of the obligations of the Corporation under this Agreement.

For purposes of this Agreement, "Cause" shall mean:

a)
the Executive willfully failed to follow the lawful written directions of the Board of Directors of the Corporation or Executive’s immediate superior; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of the Corporation’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

b)
the Executive engaged in gross misconduct, or gross incompetence which is materially detrimental to the Corporation; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such gross misconduct or gross incompetence in reasonable detail, of the Corporation’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

c)
the Executive willfully failed to comply in any material respect with the Corporation's policies where non-compliance would be materially detrimental to the Corporation; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice of the Corporation’s intention to terminate the Executive for such Cause, and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice, provided that such notice and cure period requirements shall not apply in the event that such non-compliance is of a nature that it is unable to be remedied; or

d)
the Executive is convicted of a felony or crime involving moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses) or commission of a fraud which the Corporation reasonably believes would reflect adversely on the Corporation.

5.	Miscellaneous

5.1    This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, amalgamation, business reorganization or otherwise) to all or substantially all of the business and/or assets of the Corporation. No transaction shall be completed unless such successor shall have executed and delivered an agreement whereby such successor expressly assumes the obligations of the Corporation under this Agreement, but no such agreement shall be necessary to making this Agreement binding upon such successors.

5.2    This Agreement shall enure to the benefit of and be enforceable by the Executive’s successors, assigns, heirs, legal personal representatives, executors and administrators. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s estate or such other person as may be properly appointed by the Executive for this purpose.

5.3    Any notice or other communication required or permitted pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given and received when actually delivered or when mailed postage prepaid and registered with return receipt requested and received or when transmitted by facsimile (if provided) provided that the transmitter has received confirmation of the successful completion thereof, if to the Corporation addressed as follows:

Sphere 3D Corp.
895 Don Mills Road
Bldg. 2, Suite 900
Toronto, Ontario
M3C 1W3

Attention:    Chief Executive Officer

And if to the Executive addressed as follows:

Joseph O’Daniel

Or to such other address as the intended recipient may have theretofore furnished to the sender in writing in accordance herewith. Any notice given hereunder shall state in reasonable detail the factual basis underlying such notice.

5.4    Except as expressly provided elsewhere in this Agreement, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Corporation as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.5    The laws of the State of Texas shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction, and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS LOCATED IN ELLIS COUNTY, TEXAS OR THE FEDERAL COURTS FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION. EACH PARTY HERETO IRREVOCABLY SUBMITS AND AGREES TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE RESOLUTION OF ALL CLAIMS, CONTROVERSIES, DISPUTES, AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EXPRESSLY WAIVES ALL OBJECTIONS THEY HAVE NOW OR MAY HAVE TO VENUE, WHETHER BASED ON INCONVENIENCE OR ANY OTHER REASON.

5.5    The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.6    The section headings herein are for convenience only and shall not limit the scope or affect of any provision hereof.

5.7    Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of the United States of America.

[Signature page to follow]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

SPHERE 3D CORP.

By:    /s/ Peter Tassiopoulos
Peter Tassiopoulos
Chief Executive Officer

SIGNED, SEALED & DELIVERED        )
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/s/ Shailan Topiwala                )    /s/ Joseph O’Daniel
Witness                        )    Joseph O’Daniel